December 22, 2014

Corrine L. Scarpello
Senior Vice President and
Chief Financial Officer
Supertel Hospitality, Inc.
1800 West Pasewalk Avenue, Suite 200
Norfolk, Nebraska 68701

Dear Connie,

The Board of Directors of Supertel Hospitality, Inc. appreciates your service as Senior Vice President and Chief Financial Officer of the company.  In connection with your resignation as Senior Vice President and Chief Financial Officer, we would like to offer you the following on behalf of the company:

•
You will complete and cause the filing of the Company’s Form 10-K for the fiscal year ended December 31, 2014, and remain on the company payroll through August 15, 2015 with present base salary and employee benefits, paid in accordance with customary payroll practice.

•	You will no longer be an officer of the company following your resignation as Senior Vice President and Chief Financial Officer, such resignation to be effective on March 31, 2015.

•
Your Employment Agreement, dated as of February 1, 2012, between you and the company is hereby terminated and the company releases you and you release the company from any claims thereunder for the consideration provided herein.

We appreciate your offer to assist in the transition with the new chief financial officer.  If the foregoing is acceptable to you, please sign and date below and return a signed copy to me.

Supertel Hospitality, Inc.

/s/ George R. Whittemore
George R. Whittemore
Director & Chairman of the Compensation Committee

Accepted and agreed this December 22, 2014

/s/ Corrine L. Scarpello
Corrine L. Scarpello